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EXHIBIT 21.1

Subsidiaries of 2U, Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
2U HK LLC	Delaware
2U Harkins Road LLC	Delaware
2U NYC, LLC	Delaware
2U GetSmarter, LLC	Delaware
2U GetSmarter (US) LLC	Delaware
K2017143886 (South Africa) Proprietary Limited	South Africa
Get Educated International Proprietary Limited	South Africa
Get Educated Proprietary Limited	South Africa
2U GetSmarter (UK) Limited	The United Kingdom
GetSmarter Online Limited	The United Kingdom

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  EXHIBIT 21.1
Subsidiaries of 2U, Inc.